Exhibit 99.CODE ETH
OFS Capital Management, LLC
OFS CLO Management, LLC
OFS CLO Management II, LLC
OFS CLO Management III, LLC
OFS Capital Corporation
OFS Credit Company, Inc.
Hancock Park Corporate Income, Inc.

Code of Ethics

Restated and Adopted on October 1, 2024

This Code of Ethics is the property of OFS Capital Management, LLC, OFS CLO Management, LLC, OFS CLO Management II, LLC, OFS CLO Management III, LLC and certain affiliated entities and must be returned to it if an individual’s association with it terminates for any reason.
The content of this Code of Ethics is confidential and should not be revealed to third parties without the consent of the Chief Compliance Officer (“CCO”). The policies and procedures set forth herein supersede previous versions.

I.GENERAL (CODE OF ETHICS)
A.INTRODUCTION
The Code of Ethics (“Code”) has been jointly adopted by OFS Capital Management, OFS CLO Management, LLC, OFS CLO Management II, LLC and OFS CLO Management III, LLC (collectively, “OFS Adviser” or the "Firm”) and certain entities that are controlled by or under common control with OFS Adviser (“Affiliates”), as determined from time to time by Senior Management, and each of OFS Capital Corporation, Hancock Park Corporate Income, Inc., OFS Credit Company, Inc. and any investment company that OFS Adviser may sponsor and/or manage from time to time (each, an “OFS Fund” and collectively, “OFS Funds”) in order to establish applicable policies, guidelines and procedures that promote ethical practices and conduct by all Supervised Persons of OFS Adviser, including, but not limited to, certain employees, interns, consultants, temporary employees, principals and others designated by the Compliance Department, and that prevent violations of applicable laws including the Investment Advisers Act of 1940, as amended (“Advisers Act”) and the Investment Company Act of 1940, as amended (“Company Act”).1 “Supervised Person” is defined as any director, officer, member or employee (or other person occupying similar status or performing similar functions) of OFS Adviser or any other person who provides investment advice on behalf of OFS Adviser and is subject to the supervision and control of OFS Adviser2.
Unless instructed otherwise or approved by the Compliance Department, temporary employees and consultants will generally be deemed a Supervised Person if the employee’s or consultant’s work assignment or engagement exceeds ninety (90) calendar days. This Code is available to all Supervised Persons on OFS Adviser’s compliance portal. All Supervised Persons must read it carefully and certify at least annually (and at such other times that a Compliance Officer may request) that they have read and understand, and agree to abide by the Code.
The Code is designed to address conflicts of interest that may arise in an employee’s personal dealings as well as those on behalf of the Firm and its Advisory Clients3. The following policies comprise the Code and address certain of these conflicts:
•the Personal Investment Policy,
1 The Code is adopted by OFS Adviser and each OFS Fund pursuant to and in accordance with the requirements of each of Rules 204A-1 and 206(4)- 7 under the Advisers Act and Rules 17j-1 and 38a-1under the Company Act.
2 The Chief Compliance Officer or his/her designee may consider any director, officer, member, principal or employee, including, but not limited to, intern, consultants and temporary employees, of an Affiliate of OFS Adviser to be a Supervised Person of OFS Adviser if the Chief Compliance Officer determines that such person performs services for OFS Adviser, through any staffing or similar agreement, such that the person would constitute a Supervised Person if such person was a director, officer, member, employee, intern or temporary employee of OFS Adviser. The Compliance Department maintains a list of all such persons and whether each person is (1) a Supervised Person and (2) an Access Person and will notify each person of relevant requirements. The majority of OFS Adviser’s personnel are employees of Orchard First Source Capital, Inc., an Affiliate of OFS Adviser.
3 Advisory Client means any individual, group of individuals, partnership, trust, company or other investment fund entity for whom OFS Adviser acts as investment adviser. For example, any OFS Fund is an Advisory Client. For the avoidance of doubt, Advisory Clients include public and private investment funds, including comingled funds and single investor funds (“Funds”) and managed accounts managed by OFS Adviser, but do not include the underlying individual investors in such Funds (“Investors”), although certain protections afforded to Advisory Clients pursuant to this Code do extend to Investors through Rule 206(4)-8 of the Advisers Act.

3

Page -3- OFS Capital Management Confidential. Do not copy or distribute.

•the Inside Information Policy,
•the Gifts and Entertainment Policy,
•Political Activity Policy,
•Outside Affiliations Policy,
•Anti-Corruption Policy,
•OFS Acceptable Use Policy; and
•Personal Use of the Firm’s Resources and Relationships Policy
OFS Adviser and each OFS Fund require that all Supervised Persons of OFS Adviser observe the applicable standards of care set forth in these policies and not seek to evade the provisions of the Code in any way, including through indirect acts by Related Persons or other associates.

All activities involving the OFS Funds are subject to the Company Act and the policies and procedures adopted by each OFS Fund in connection therewith as set forth in the Rule 38a-1 Compliance Manual (“38a-1 Manual”) for each OFS Fund. The obligations set forth in the Code and the 38a-1 Manual are in addition to and not in lieu of the policies and procedures set forth in the Firm’s Employee Handbook and any other Compliance Policies adopted by OFS Adviser in respect of the conduct of its business.

B.STATEMENT OF STANDARDS OF BUSINESS CONDUCT
As a fundamental mandate, OFS Adviser and each OFS Fund demand the highest standards of ethical conduct and care from all Supervised Persons and OFS Fund Directors. Supervised Persons and OFS Fund Directors must abide by this basic business standard and must not take inappropriate advantage of their position with the Firm or OFS Fund.
Each Supervised Person and OFS Fund Director is under a duty to exercise his or her authority and responsibility for the primary benefit of OFS Adviser’s Advisory Clients, including the OFS Funds, and the Firm, and may not have outside interests or engage in activities that inappropriately conflict or appear to conflict with the interests of the Firm or its Advisory Clients, including the OFS Funds. Examples of such conflicts include:
•Engaging a service provider on behalf of Advisory Clients or the Firm in which you or your Related Person has a financial interest;
•Accepting extravagant or frequent gifts or entertainment from a current or potential service provider to the Firm or OFS Fund;
•Making charitable contributions at the request of a prospective Advisory Client when the Advisory Client will directly benefit from such contribution;
•Contributing to the election campaign of a government official or candidate who has, or will have if elected, the authority to appoint pension plan board members who are responsible for selecting investment advisers for such pension plan;
•Taking advantage of your position with the Firm or OFS Fund by using knowledge of

4

Page -4- OFS Capital Management Confidential. Do not copy or distribute.

the Firm’s actual or anticipated Advisory Client trades to benefit your own personal trading (e.g., frontrunning);
▪Knowingly purchasing an interest in a company or property that you know the Firm is targeting for investment; and
▪Assuming an outside position with a company that competes directly with the Firm.
The above list of examples is not exhaustive, and you, as a Supervised Person or OFS Fund Director, are responsible for assessing the unique facts and circumstances of your activities for potential conflicts and consulting with OFS Adviser’s Legal and Compliance Departments prior to engaging in such activities.
Each Supervised Person and OFS Fund Director must avoid circumstances or conduct that adversely affect or that appear to adversely affect OFS Adviser or its Advisory Clients, including the OFS Funds. Every Supervised Person and OFS Fund Director must comply with applicable federal securities laws and must promptly report suspected violations of the Code to a Compliance Officer. OFS Adviser strictly prohibits retaliation against any individual reporting suspected violations, who, in good faith, seeks help or reports known or suspected violations, including Supervised Persons who assist in making a report or who cooperate in an investigation (see Section I.E. Reporting and Sanctions).
GENERAL GUIDELINES
1.Supervised Persons and OFS Directors may not employ any device, scheme or artifice to defraud an OFS Fund or any Advisory Client, make any untrue statement of a material fact to an OFS Fund or another Advisory Client, or omit to state a material fact necessary in order to make the statements not misleading, engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon an OFS Fund or another Advisory Client, engage in any manipulative practice with respect to an OFS Fund or another Advisory Client, or engage in any manipulative practice with respect to Securities, including price manipulation.
2.Except with the prior approval of a Compliance Officer, in consultation with a Supervised Person’s supervisor and/or Senior Management, a Supervised Person may not act as a director, officer, general partner, managing member, principal, proprietor, consultant, agent, representative, trustee or employee of any unaffiliated public or private entity or business other than an OFS Fund, OFS Adviser, or an Affiliate of OFS Adviser. (See Section IV)
3.All Supervised Persons must disclose to OFS Adviser any interests they may have in any entity that is not affiliated with OFS Adviser or any OFS Fund and that has a known business relationship with OFS Adviser, an Affiliate of OFS Adviser or any OFS Fund.

5

Page -5- OFS Capital Management Confidential. Do not copy or distribute.

4.Except with the prior approval of a Compliance Officer, and as specifically permitted by law, Supervised Persons may not have a material direct or indirect interest (e.g., as principal, co-principal, agent, member, partner, or material shareholder or beneficiary) in any transaction that conflicts with the interests of OFS Adviser or its Advisory Clients.
5.Access Persons and their Related Persons are required to preclear and obtain Compliance approval for Investments in publicly traded Reportable Securities, Initial Public Offerings (“IPO”), Initial Coin Offerings (“ICO”) or Private Placements4 (including hedge funds and other private investment vehicles). (See Section II.C.2) This requirement also applies to Private Placements that are Advisory Clients of OFS Adviser, such as Hancock Park Corporate Income, Inc and other Reportable Funds.
6.Supervised Persons are prohibited from trading in a Security in close proximity to an actual, planned or pending trade of such Security on behalf of an Advisory Client (i.e., front running).
7.No Supervised Person, except in the course of the rightful exercise of his or her job responsibilities, shall reveal to any other person, information regarding any Advisory Client or any investment or Security transaction being considered, recommended or executed on behalf of any Advisory Client. (See Section III)
8.No OFS Fund Director, except in the course of the rightful exercise of his or her board responsibilities, shall reveal to any other person information regarding any OFS Fund or any “Portfolio Company”, defined as any legal entity in which an OFS Fund or another Advisory Client holds an investment regardless of whether or not the investment is a Security, or any investment or Security transaction being considered, recommended, or executed on behalf of any other Advisory Client. (See Section III)
9.No Supervised Person, unless granted an exception by a Compliance Officer, shall make any recommendation concerning the purchase or sale of a Security by an Advisory Client in which the Firm or any Supervised Person holds an interest including without limitation:
•Any direct or indirect ownership interest of 5% or greater in such Security or the issuer thereof.
•Any contemplated transaction by such person in such Investment.
•Any present or proposed relationship with respect to such Investment.
10.Subject to certain exceptions permitted by applicable law and the prior approval of the
4 Private Placement is defined as an offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to section 4(2) or section 4(5) or pursuant to rule 504, rule 505 or rule 506 thereunder.

6

Page -6- OFS Capital Management Confidential. Do not copy or distribute.

Compliance Department, no Advisory Client may, directly or indirectly extend, maintain or arrange for the extension of credit or the renewal of an extension of credit, in the form of a personal loan to any officer or director of the Fund. Any Supervised Person or person serving as a director on the board of directors of any OFS Fund (“OFS Fund Director”), who becomes aware that their respective OFS Fund may be extending or arranging for the extension of credit to a director or officer, or person serving an equivalent function, should notify and consult with the Compliance Department to ensure that the proposed extension of credit complies with this Code and the applicable law.
11.No Supervised Person shall engage in insider trading (as described in the “Inside Information Policy” in Section III) whether for his or her own benefit or for the benefit of others.
12.No Supervised Person may communicate material, nonpublic information ("MNPI") concerning any Security, or its issuer, or Portfolio Company to anyone unless it is properly within his or her duties to do so. No OFS Fund Director may communicate MNPI to anyone, unless it is properly within their duties to do so, concerning any Security of an issuer in which the OFS Fund Director knows, or should have known, in the course of his or her duties as a director, that the OFS Fund has a current investment, or with respect to which an investment or Security is Being Considered for Purchase or Sale by any OFS Fund (“OFS Fund Portfolio Security”) or Portfolio Company of their respective OFS Fund to anyone unless it is properly within his or her duties to do so. A Security is “Being Considered for Purchase or Sale” when a recommendation to purchase or sell the Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. In all cases, a Security which has been recommended for purchase or sale pursuant to an Investment Committee memorandum, presentation, due diligence package or other formal Investment Committee recommendation shall be deemed to be a Security Being Considered for Purchase or Sale.
13.Each Supervised Person shall complete a compliance questionnaire (the “Regulatory Compliance Disclosure”) prior to employment and/or becoming a Supervised Person and annually thereafter, within the prescribed deadline, as provided by the Compliance Department, (“Compliance Due Date”) through the Firm’s compliance portal. Each Supervised Person shall supplement the Regulatory Compliance Disclosure, as necessary, to reflect any material changes between annual disclosures filings, and must immediately notify Compliance Department if any of the conditions addressed in the Regulatory Compliance Disclosure become applicable to such Supervised Person.
14.Every Supervised Person must avoid any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised (See Section V).

7

Page -7- OFS Capital Management Confidential. Do not copy or distribute.

15.Access Persons are required to disclose to a Compliance Officer the existence of any account that has the ability to hold any Reportable Securities (e.g., brokerage or trading accounts and IRAs), as well the account’s holdings (immediately upon commencement of employment (which shall include the accounts and holdings of the Access Person’s Related Persons), and in no case later than ten (10) calendar days beyond the Access Person’s start date. Such Accounts must be disclosed even if they contain a zero balance or non-Reportable Securities. Access Persons are required to disclose accounts that are Managed Accounts; however, disclosing the holdings of such Managed Accounts is not required. With limited exceptions provided herein, Access Persons are also required to maintain Non-Managed Accounts capable of holding Reportable Securities with Approved Brokers, which have contracted to provide holdings and transaction reporting to the Compliance Department on the Firm’s compliance portal. Access Persons must confirm the accuracy and completeness of the information so provided to the Firm on a quarterly and annual basis by the Compliance Due Date. Initial and quarterly reports must disclose the existence of all accounts, even if none of those accounts at the time hold a Reportable Security. (See Section II).
16.The intentional creation, transmission or use of false rumors is inconsistent with the Firm’s commitment to high ethical standards and may violate the antifraud provisions of the Advisers Act, among other securities laws of the United States. Accordingly, no Supervised Person may maliciously create, disseminate or use false rumors. This prohibition covers oral and written communications, including the use of electronic communication media such as e-mail, PIN messages, instant messages, tweets, text messages, blogs, and chat rooms. Because of the difficulty identifying “false” rumors, the Firm discourages Supervised Persons from creating, passing, or using any rumor.
C.PERIODIC COMPLIANCE REPORTING AND TRAINING
Each Supervised Person is required to complete all assigned compliance certifications, disclosures and trainings by the Compliance Due Date. Absent an exemption granted to you by a Compliance Officer, failure to complete such items by the Compliance Due Date will likely constitute a violation of this Code and may result in the imposition of sanctions.
The Compliance Department also presents and/or coordinates mandatory training on this Code at least biennially and may assign mandatory or voluntary training on the Code or other Firm policies at such other times as the Compliance Department deems appropriate. Failure to attend or complete mandatory training sessions, unless excused in writing by a Compliance Officer, will likely constitute a violation of this Code and may lead to the imposition of sanctions. The Compliance Department maintains an attendance or completion list, as appropriate, of all Supervised Persons assigned to such training sessions.

8

Page -8- OFS Capital Management Confidential. Do not copy or distribute.

D.ACKNOWLEDGMENT
Each Supervised Person must certify upon commencement of employment, at least annually thereafter, and at such other times as a Compliance Officer may determine, that he or she has read, understands, is subject to and has complied with the Code. Any Supervised Person who has any questions about the applicability of the Code to a particular situation should promptly consult with a Compliance Officer.
E.REPORTING AND SANCTIONS
While compliance with the provisions of the Code is anticipated, Supervised Persons should be aware that, in response to any violations, the Firm (or any OFS Fund, as applicable) shall take any action deemed necessary under the circumstances including, but without limitation, the imposition of appropriate sanctions. These sanctions may include, among others, verbal or written warnings, the reversal of trades, reallocation of trades to client accounts, disgorgement of profits, suspension or termination of personal trading or investment privileges, reduction in bonus or bonus opportunity, payment of a monetary fine payable to a recognized charitable organization of the Supervised Person’s choice or, in more serious cases, suspension or termination of employment and/or the making of any civil or criminal referral to the appropriate governmental authorities.
Moreover, Supervised Persons are required to promptly report any violation(s) of this Code, any other compliance policies adopted by OFS Adviser or the Rule 38a-1 Manual adopted by any OFS Fund (collectively “Compliance Policies”), or any activity that may adversely affect the Firm’s or any OFS Fund’s business or reputation, to a Compliance Officer. The Compliance Department shall maintain a record of all violations of the Code or other Compliance Policies and any corrective actions taken. Super- vised Persons are encouraged to report any concerns or problem to their supervisor, however, OFS Adviser has also established a third-party confidential hotline that enables employees to report any incident on a confidential and anonymous basis.
Reporting should be made through a letter to a Compliance Officer or via the telephonic and electronic reporting procedures detailed in the Firm’s “Whistleblower Hotline Information” attached hereto as Attachment A. Further, all activities reported by Supervised Persons will be treated anonymously and confidentially (to the extent reasonably practicable) in order to encourage Supervised Persons to come forward with perceived problems. The Firm and each OFS Fund are committed to a full, unbiased review of any matter(s) raised.
The Firm and OFS Fund prohibit retaliation against any such personnel who, in good faith, seeks help or reports known or suspected violations (even if the reported event is determined not to be a violation), including Supervised Persons who assist in making a report or who cooperate in an investigation. Any Supervised Person who engages in retaliatory conduct will be subject to disciplinary action, up to and including termination of employment.

9

Page -9- OFS Capital Management Confidential. Do not copy or distribute.

F.ADDITIONAL RESTRICTIONS AND WAIVERS BY OFS ADVISER AND THE OFS FUNDS
From time to time, a Compliance Officer may determine that it is in the best interests of the Firm to subject certain Supervised Persons or other persons (i.e., consultants and third party service providers) to restrictions or requirements in addition to those set forth in the Code. In such cases, the affected persons will be notified of the additional restrictions or requirements and will be required to abide by them as if they were included in the Code. In addition, under extraordinary circumstances, a Compliance Officer may grant a waiver of certain of these restrictions or requirements contained in the Code on a case-by-case basis. In order for a Supervised Person to rely on any such waiver, it must be granted in writing.
Any waiver of the requirements of the Code for any OFS Fund Director may be made only by the respective OFS Fund’s board of directors or a committee of the board, and must be promptly disclosed to shareholders of the OFS Fund as required by law or relevant exchange rule or regulation.
The Compliance Department maintains a log of all requests for exceptions and waivers and the determinations made with respect to such requests.
G.REVIEW BY THE BOARD OF DIRECTORS OF EACH OFS FUND
The CCO will prepare a written report to be considered by the board of directors of each OFS Fund (1) quarterly, that identifies any violations of the Code with respect to each OFS Fund requiring significant remedial action during the past quarter and the nature of that remedial action; and (2) annually, that (a) describes any issues arising under the Code since the last written report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to such violations, and (b) identifies any recommended changes in existing restrictions or procedures based upon each OFS Fund’s and/or OFS Adviser’s experience under the Code, then- prevailing industry practices, or developments in applicable laws or regulations, and (c) certifies that each OFS Fund and OFS Adviser have each adopted procedures reasonably designed to prevent violations of the Code, and of the federal securities laws in accordance with the requirements of the Advisers Act and the Company Act.
The board of directors of each OFS Fund will also be asked to approve any material changes to the Code within six (6) months after the adoption of such change, based on a determination that the Code, as amended, contains policies and procedures reasonably designed to prevent violations of the federal securities laws.
H.CCO REPORTING
The CCO prepares a written report to be considered by Senior Management no less than annually, that (a) describes any issues arising under the Code since the last written report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to such violations, and (b) identifies any recommended changes in existing restrictions or

10

Page -10- OFS Capital Management Confidential. Do not copy or distribute.

procedures based upon OFS Adviser’s experience under the Code, then-prevailing industry practices, or developments in applicable laws or regulations.
The CCO of each OFS Fund prepares a written report to be considered by the relevant OFS Fund Directors no less than annually, that (a) describes any issues arising under the Compliance Policies since the last written report, including, but not limited to, information about material violations of the Compliance Policies and sanctions imposed in response to such violations, and (b) identifies any recommended changes in existing restrictions or procedures based upon each OFS Fund’s and/or OFS Adviser’s experience under the Compliance Policies, then-prevailing industry practices, or developments in applicable laws or regulations.
I.CCO AND COMPLIANCE OVERSIGHT
All requirements and prohibitions under this Code are likewise applicable to the CCO and all Compliance Department employees. For the purpose of addressing actual and perceived conflicts of interest and potential self-dealing, with the exception of potential transactions that are automatically precleared or denied through the Firm’s compliance portal (e.g., certain personal trades), any pre-approval request as submitted by a Compliance Department employee, excluding the CCO, must be reviewed and approved, as applicable, by another member of the Compliance Department. Pre-approval requests of the CCO, with the exception of potential transactions that are automatically precleared or denied through the Firm’s compliance portal, must be reviewed and approved as applicable, by CIM’s Chief Legal Counsel (“CLC”). Under no circumstances should the CCO or any Compliance Department employee review his/her own report or approve his/her own pre-approval request or their direct supervisor's preclearance request.
Potential Code violations by the CCO must be reviewed by the CLC. Potential Code violations by a Compliance Department employee must be reviewed by the CCO. If it is determined that a violation occurred, the CCO or employee will be subject to the applicable sanction(s) under the Code.
J.CONFIDENTIALITY
Supervised Persons will be given access to and become acquainted with highly confidential information about the Firm such as its financial information, business plans and strategies, investment strategies and opportunities, affiliated companies and internal policies and practices, as well as information relating to past, current and prospective Advisory Clients and Portfolio Companies. Such information must not be disclosed or discussed with anyone other than the Firm’s employees under any circumstances, and only on a “need to know” basis, unless otherwise permitted by the Legal or Compliance Departments.
Although we do encourage employees to report any concerns, suspected violation(s) of our various codes of conduct, any activity that may adversely affect the Firm’s business or reputation, any ESG-related concerns or violations, or any other inappropriate conduct to their supervisor, Compliance, or Legal, there may be times where employees may not feel comfortable voicing these concerns or problems to them. If employees desire or need to report a violation or misconduct, they

11

Page -11- OFS Capital Management Confidential. Do not copy or distribute.

can do so by reaching out to the Ethics Point hotline. Please refer to the Whistleblower policy for additional information on providing confidential information.
K.CONFLICT WITH EMPLOYEE HANDBOOK
Where this Code addresses policies that are also addressed in other corporate policies or in the Employee Handbook of Orchard First Source Capital, Inc. or another Affiliate by which a Supervised Person is employed, the policies herein are intended to augment, and not to supersede or replace, the relevant corporate or Employee Handbook policies. In the event of any conflict that would prohibit a Supervised Person from complying with both sets of policies, the Supervised Person should address the conflict to a Compliance Officer.

12

Page -12- OFS Capital Management Confidential. Do not copy or distribute.

II.PERSONAL INVESTMENT POLICY
A.INTRODUCTION AND DEFINITIONS
The Advisers Act, specifically Rule 204A-1, requires “Access Persons” of a registered investment adviser, such as OFS Adviser, to provide periodic reports regarding transactions and holdings in "Reportable Securities" (as defined below) beneficially owned by Access Persons. Rule 17j-1 under the Company Act requires similar reports for “Access Persons” to a Fund, such as each of the OFS Funds.
The purpose of this Personal Investment Policy and related procedures is to advise Access Persons of their ethical and legal responsibilities with respect to Securities transactions that may involve (i) possible conflicts of interest with Advisory Clients, including the OFS Funds, and (ii) the possession and use of material, nonpublic information (“MNPI”). It is a violation of the Code for any Access Person of OFS Adviser or any OFS Fund to use their knowledge concerning a trade, pending trade, or contemplated trade or investment by an OFS Fund or any other Advisory Client to profit personally, directly or indirectly, as a result of such transaction, including by purchasing or selling such Securities.
The following definitions are utilized within this Personal Investments Policy and more broadly within the rest of the Code.
“Access Person” with respect to OFS Adviser means (a) any Supervised Person who (i) has access to nonpublic information regarding any Advisory Client’s purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any Advisory Client (including any OFS Fund); or (ii) is involved in making Securities recommendations to Advisory Clients (including any OFS Fund), or has access to such recommendations that are nonpublic; and (b) all directors, officers and partners of OFS Adviser.5
For purposes of the Code, all Supervised Persons are generally considered to be Access Persons of OFS Adviser, and all Access Persons of OFS Adviser are considered to be Access Persons of each OFS Fund. OFS Fund Disinterested Directors are also considered Access Persons of each OFS Fund but are generally exempt from Recordkeeping, Reporting and Statement of Restrictions requirements of Access Persons included in this Code, except as described in Section II.D below.
“Affiliate Account” means: (i) the personal Securities account of an Access Person or the account of any Related Person in which Reportable Securities may be held or transacted; (ii) any such Securities account for which any Access Person serves as custodian, trustee, or otherwise acts in a fiduciary capacity or with respect to which an Access Person either has authority to make investment
5 The Chief Compliance Officer or his/her designee may consider any director, officer, principal, member or employee, including, but not limited to, intern consultants and temporary employees, of an Affiliate of OFS Adviser to be a Supervised Person, and Access Person if appropriate, of OFS Adviser if the Chief Compliance Officer determines that such person performs services for OFS Adviser, through any staffing or similar agreement, such that the person would constitute a Supervised Person or Access Person if such person was a director, officer, member, principal or employee, including an intern or temporary employee, of OFS Adviser. The Compliance Department will maintain a list of all such persons and whether each person is (1) a Supervised Person and (2) an Access Person and will notify each person of relevant requirements. The majority of OFS Adviser’s personnel are employees of Orchard First Source Capital, Inc., an Affiliate of OFS Adviser.

13

Page -13- OFS Capital Management Confidential. Do not copy or distribute.

decisions or from time to time makes investment recommendations, except with respect to Advisory Clients; (iii) any such Securities account of any person, partnership, joint venture, trust or other entity in which an Access Person or his or her Related Person has Beneficial Ownership or other Beneficial Interest; and (iv) and accounts containing Reportable Funds of which an Access Person or his or her Related Person has Beneficial Ownership or Beneficial Interest.
“Beneficial Interest” means an interest whereby a person can, directly or indirectly, control the disposition of a Security or a Reportable Fund or derive a monetary, pecuniary or other right or benefit from the purchase, sale or ownership of a Security or a Reportable Fund (e.g., interest payments or dividends).
“Beneficial Ownership” of a Security, Reportable Fund or account means, consistent with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 16a- 1(a)(2) thereunder, ownership of Securities, Securities accounts, or Reportable Funds by or for the benefit of a person or his or her Related Person. Beneficial Ownership specifically includes any Security or account in which the Access Person or any Related Persons holds a direct or indirect Beneficial Interest or retains voting power (or the ability to direct such a vote) or investment power (which includes the power to acquire or dispose of, or the ability to direct the acquisition or disposition of, a Security, Securities accounts or Reportable Funds), directly or indirectly (e.g., by exercising a power of attorney or otherwise).
“Exempt Security” is any Security that falls into any of the following categories: (i) shares issued by open-end mutual funds (excluding exchange traded funds (“ETFs”), except Reportable Funds, if any; (ii) shares issued by money market funds; (iii) Security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.) (note – all automated investment plans, including dividend reinvestment plans, are subject to initial and annual holdings reporting); (iv) College Direct Savings Plans (e.g., 529 College Savings Program, etc.); (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds (so long as such funds are not Reportable Funds); (vi) bankers’ acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; and (vii) treasury obligations (e.g., T-bills, notes and bonds) or other Securities issued/guaranteed by the U.S. Government, its agencies, or instrumentalities (e.g., FNMA, GNMA).
“Managed Accounts” means non-Affiliated Accounts that are controlled or invested on a fully discretionary basis by a third party, such as an investment adviser or broker.
“Non-Managed Account” means any Affiliated Accounts controlled or invested by the Access Person or their Related Persons in which Reportable Securities may be held.
“Related Person” means the spouse, domestic partner, child or stepchild, parent or stepparent, grandchild, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in- law, sister-in-law (including adoptive relationships) of an Access Person, who either resides with, or is financially dependent upon, the Access Person, and whose investments are controlled by the Access Person.
“Reportable Fund” means any Fund for which OFS Advisor or any Affiliate acts as investment adviser, sub-adviser, or underwriter.

14

Page -14- OFS Capital Management Confidential. Do not copy or distribute.

“Reportable Security” means every Security and Reportable Fund in which an Access Person or a Related Person has a Beneficial Ownership or other Beneficial Interest, except for an Exempt Security.
“Security” means any note, stock, treasury stock, bond, debenture, Blockchain ETFs, evidence of indebtedness6, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or a put, call, straddle, option or privilege, entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
Note that Security has a different definition for purposes of the Inside Information Policy of the Code.
B.PRECLEARANCE AND REPORTING REQUIREMENTS
Under the Advisers Act and the Company Act, OFS Adviser and each OFS Fund are required to keep records of transactions in Reportable Securities in which Access Persons have Beneficial Ownership or a direct or indirect Beneficial Interest.
In most cases, determining whether an Access Person or his or her Related Person has Beneficial Ownership of, or a Beneficial Interest in the Reportable Securities held in an account (which would make such account an Affiliated Account for purposes hereof) is a straight-forward process. It is, however, important to note that, in some cases, an owner of an equity interest in an entity may be considered to have Beneficial Ownership of the assets of that entity. In general, equity holders are not deemed to have Beneficial Ownership of Securities held by an entity that is not “controlled” by the equity holders or in which the equity holders do not have or share investment control over the entity’s portfolio. Because the determination of whether an equity holder controls an entity or its investment decisions can be complicated, Access Persons are encouraged to seek guidance from a Compliance Officer. To the extent such guidance is not sought, any failure by an Access Person to properly identify all Affiliated Accounts will be treated as a violation of the Code.

6 Note that, for most purposes, evidences of indebtedness are treated as “Securities” for securities law purposes; insider trading prohibitions are an exception to this general rule.

15

Page -15- OFS Capital Management Confidential. Do not copy or distribute.

1.Preclearance of Personal Trades
Access Persons and their Related Persons must submit preclearance requests for all transactions in Reportable Securities in Non-Managed Accounts:
Reportable Securities include, but are not limited to, the following:
•Publicly Listed Stocks
•Puts, Calls, Straddle and Options on listed securities
•Corporate Bonds and Notes
•Municipal Bonds
•Exchanged Traded Funds (ETFs) and Exchanged Traded Notes (ETNs)
•ICOs and IPOs
•Private Placements
•Affiliated Securities
1.1Preclearance to Trade Reportable Securities
All Access Persons and Related Persons must submit preclearance requests for all transactions in Publicly Traded Reportable Securities in Non-Managed Accounts. Preclearance requests shall be made through the Firm’s compliance portal. A record of such approval (or denial), and a brief description of the reasoning supporting such decision will be maintained in accordance with the recordkeeping requirements of the Advisers Act and the Company Act.
Preclearance authorization for publicly traded Reportable Securities is effective until the next market close following the approval, unless explicitly extended or revoked by a Compliance Officer. If the approved transaction is not completed by the next close of market trading, the Access Person must submit a new pre-approval request and again receive approval from a Compliance Officer for the relevant transaction. Market close is determined by the exchange on which the security, selected by the Access Person, is traded.
For example:
•If a trade is approved during market trading hours, the Access or Related Person will have until market close on the same day the approval was granted to complete the trade. If the approved transaction is not completed during market hours on the same day, a new preclearance request must be submitted.
•If a trade is approved after market close, the Access or Related Person will have until market close on the following trading day to complete the trade.
Preclearance requests may be rejected for any reason a Compliance Officer deems appropriate, but requests related to personal securities trades that would violate the provisions of the Statement of Restrictions section below, including but not limited to the No “Front Running” section, or the “Restricted List” or “Trades of OFS Funds Directors” sections below, will generally be rejected.

16

Page -16- OFS Capital Management Confidential. Do not copy or distribute.

1.2Preclearance of Automated Investment Plans (“AIPs”)
All Access Persons and their Related Persons interested in contributing to automatic investments in Reportable Securities at regular intervals (“Automatic Investment Plans” or “AIPs”) must contact the Compliance Department prior to submitting an Automated Investment Plans Preclearance Form – a sample of which is attached hereto as Attachment B. Examples of AIPs include, but are not limited to, company dividend reinvestment plans/programs, direct stock purchase plans or any cash sweep that auto- invests in a Reportable Security. Access Persons may complete and submit their AIP Preclearance Form to the Compliance Department about a potential AIP after they have contacted and received initial approval by the Compliance Department. Once the AIP Preclearance Form is approved, the transactions executed as prescribed in the AIP do not need preclearance unless modified. Any modification to the AIP requires the AIP to be re-submitted to Compliance for approval. If the AIP is terminated, the Compliance Department is required to be notified.
Access Persons may find a copy of the AIP Preclearance Form on the Firm’s compliance portal or its intranet site.
1.3Preclearance of Affiliated Securities and Investments
All Access Persons and their Related Persons must submit a preclearance request to donate or transact, whether for direct or indirect personal benefit, in Affiliated Securities, including, but not limited to, OFS Capital Corporation (OFS), OFS Credit Company, Inc. (OCCI), CIM Real Assets & Credit Fund (RACR), Creative Media Community Trust Corporation (CMCT) and CIM Real Estate Finance Trust, Inc. (CMFT). Approvals to transact in or donate Affiliated Securities will generally be granted only during an open trading window. All approved transactions or contributions must be completed by the next market close following the approval, unless explicitly extended or revoked by a Compliance Officer. If the approved transaction or contribution is not completed by the close of market trading on the approval date, the Access Person must submit a new preclearance request through the Firm’s compliance portal prior to the close of any applicable trading window.
1.4Preclearance for Private Placements, IPOs and ICOs
All Access Persons and Related Persons must submit preclearance requests for all transactions in IPOs, ICOs and/or Private Placements from either the (i) Compliance Department; or (ii) where such Access Person is the CCO, the prior written approval of the Chief Legal Officer. Requests to make such investments shall be made through the Firm’s compliance portal.
2.Reporting Requirements
The following personal Securities holdings and transaction reporting requirements have been adopted to enable each of OFS Adviser and each OFS Fund to satisfy their legal and regulatory requirements:
•In all cases, within ten (10) calendar days from the date of commencement of

17

Page -17- OFS Capital Management Confidential. Do not copy or distribute.

employment (or other engagement or arrangement) with the Firm, every new Access Person shall submit to the Compliance Department, through the Firm’s compliance portal, the required information about any Affiliated Accounts (such information must be current as of a date no more than forty-five (45) calendar days prior to the date the person becomes an Access Person);
•Within sixty (60) calendar days of becoming an Access Person, every new Access Person must transfer all Non-Managed Accounts in which Reportable Securities are held or are capable of being held to a broker-dealer to which the Compliance Department has access via the Firm’s compliance portal (an “Approved Broker”). Subsequently, any new Non-Managed Accounts opened on behalf of such Access Person or his or her Related Person in which Reportable Securities will be held or transacted must be established with an Approved Broker. The Compliance Department maintains a list of Approved Brokers, which can be found on the Firm’s compliance portal site. Holdings and transactions in Reportable Securities in these accounts are electronically reported to the Compliance Department by the Approved Brokers through the compliance portal.
•Any exception to the Approved Broker policy above must be approved in writing by a Compliance Officer.
•By the Compliance Due Date and no later than thirty (30) calendar days after each quarter end, every Access Person is required to certify all Affiliated Accounts via the Firm’s compliance portal. Any updates to an Access Person’s accounts must be reported via the Firm’s compliance portal within thirty (30) calendar days of opening or closing of such Affiliated Account.
•By the Compliance Due Date and no later than thirty (30) calendar days after each quarter end, every Access Person is required to certify via the Firm’s compliance portal, all transactions in Reportable Securities in Non-Managed Accounts, as recorded by the system during the quarter. Any transactions in Reportable Securities in a Non-Managed Account not included within the Firm’s compliance portal should be reported separately by the Access Person.
•By the Compliance Due Date and no later than forty-five (45) calendar days following the end of each calendar year (i.e., February 14), every Access Person is required to certify, via the Firm’s compliance portal, such Access Person’s and their Related Persons’ holdings of Reportable Securities in Non-Managed Affiliated Accounts as of year- end, including Reportable Securities holdings held in Automatic Investment Plans. Any holdings in Reportable Securities in a Non-Managed Account or an Automated Investment Plan, not already reflected within the Firm’s compliance portal, should be reported separately by the Access Person.

18

Page -18- OFS Capital Management Confidential. Do not copy or distribute.

3.Managed Accounts
The Firm recognizes that it may be impossible or impractical for accounts that are controlled or invested on a fully discretionary basis by a third party, such as an investment adviser or broker (“Managed Accounts”), to comply with the Preclearance and Reporting Requirements section and Statement of Restrictions section of the Code. Therefore, Managed Accounts are exempted from such procedures, provided that the Access Person cedes any and all control over investment decisions for the account (other than general asset class and objectives guidelines) to such third party and does not communicate with such person with respect to individual transactions for the account. Special rules apply with respect to whether an Access Person “controls” the investment decisions of an entity in which he or she invests; guidance from a Compliance Officer should be sought in such instances.
The Firm requires that general information regarding Managed Accounts, including broker, account title, account number, and the status of the account, be reported through the Firm’s compliance portal. In order to properly establish a Managed Account, the Access Persons is required to provide to the Compliance Department evidence that full investment discretion has been provided to the third-party investment adviser or broker (e.g., provide the investment management agreement or a letter from the investment adviser/broker attesting that it has full investment discretion over the Access Persons’ or their Related Persons’ account). Upon establishing a Managed Account in the Firm’s compliance portal and quarterly thereafter, the Access Person is required to certify within the Firm’s compliance portal that he or she does not participate, directly or indirectly in individual investment decisions in the Managed Account or be made aware of such decisions before transactions are executed.
4.Non-Transferable Accounts
The Firm recognizes that it may be impossible or impracticable for certain types of Non- Managed Accounts (e.g. 401(k) accounts) of Access Persons or their Related Persons with other employers, or an account pledged to secure a personal loan, etc. to be transferred to an Approved Broker. A Compliance Officer may exempt any such Non-Managed Account from the Approved Broker procedures set forth above provided that the Access Person shall be responsible for reporting transactions and holdings of Reportable Securities (e.g. employer shares) in such account as set forth above and complying with the Statement of Restrictions section of the Code with respect to such Non- Managed Accounts.
The Firm requires that all such “non-transferable” Non-Managed Accounts be reported to the Compliance Department so that an exemption may properly be granted. General information regarding such accounts must be reported through the Firm’s compliance portal. A Compliance Officer may, as a condition to exempting such Affiliated Accounts, require, initially and periodically thereafter, copies of account statements, a certification from the Access Person, or such other information as such Compliance Officer deems prudent.

19

Page -19- OFS Capital Management Confidential. Do not copy or distribute.

5.Transactions Subject to Review
Transactions and holding information reported via the Firm’s compliance portal will be reviewed by a Compliance Officer and compared against the investments made or considered by each of the Advisory Clients. Such review and comparison are designed to evaluate compliance with the Code and, further, to determine whether there have been any violations of applicable law. Reporting made by a Compliance Officer is reviewed by a different Compliance Officer so that no Compliance Officer is reviewing his or her own reporting.
C.STATEMENT OF RESTRICTIONS

1.No “Front Running”
Front running is the illegal practice of trading in a Security based on advance non-public information. A personal trade in Securities (“Personal Securities Trade”), based on material nonpublic information or with advance knowledge of an anticipated OFS Advisory Client trade in the Security contemplated for personal trading, is prohibited. Unless specifically permitted within this Code and excluding Exempt Securities, no Access Person or Related Person may execute a Personal Securities Trade in a Non-Managed Account in a security if OFS Adviser (on behalf of its Advisory Clients):
(i)has a pending buy or sell order in the same specific security;
(ii)has bought or sold the same specific security within five (5) business days before or after the Access Person or Related Person’s potential Personal Securities Trade; or
(iii)is considering a purchase or sale of the same specific security in the next five (5) business days. OFS Adviser is deemed to be considering a purchase or sale when a recommendation to purchase or sell a security has been made known, and/or communicated by the Investment Department.
2.Restricted List
No Access Person or Related Person may make a Personal Securities Trade in any Non- Managed Account in the Securities of an issuer, a Security whose performance tracks the performance of an issuer (e.g., single stock ETF) or Security that derives its value from the value of an issuer (e.g., futures, options, forwards and swaps) listed on the Firm’s Restricted List. The Restricted List is not published for Access Persons to review, but all pre-clearance requests for Securities, issuers or underlying issuers of which a Security tracks or derives its performance that are currently on the Firm’s Restricted List will be rejected, regardless of trading size.
The Firm may place an issuer or Security on the Restricted List at any time without prior notice to Access Persons. Therefore, Access Persons or Related Persons who obtain Securities of an issuer that is later placed on the Restricted List may be “frozen in,” or prohibited from disposing of such Securities, until the issuer has been removed from the Restricted List.

20

Page -20- OFS Capital Management Confidential. Do not copy or distribute.

The Firm understands that an Access Person recently joining the Firm as a new employee (“New Hire”), or their Related Persons, may be financially disadvantaged by being restricted from liquidating holdings of a Security of an issuer included on the Firm’s Restricted List (“Restricted List Security”). Therefore, under limited conditions and prior to his or her start date (i.e., the first day on which the New Hire begins working in his or her position with the Firm), a New Hire may request to place a liquidating trade in a Restricted List Security. As New Hires will not have access to the Restricted List prior to their start date, New Hires must provide any potential securities to be liquidated to the Compliance Department, and Compliance will respond as to whether the issuers of such securities are on the Restricted List. The request to liquidate must be made by the New Hire prior to his or her start date by completing the “Request to Place a Liquidating Trade in a Restricted Security” form, which can be obtained from Compliance. Compliance will review each request on a case-by-case basis and approve or deny the request, assessing all available and relevant information. If approved, specific conditions will be placed on the transaction (e.g., requirement to liquidate all shares within a certain number of days of the approval and prior to the New Hire’s start date).
3.Trades by OFS Funds Directors
OFS Funds Directors are prohibited from trading any OFS Funds Portfolio Security.
4.Trades of OFS Funds Securities or other Affiliated Securities
No Access Person or their Related Person may, for direct or indirect personal benefit, donate or transact in an affiliated security, including, but not limited to, OFS Funds, CIM Real Assets and Credit Fund, Creative Media & Community Trust Corporation (CMCT) and CIM Real Estate Finance Trust, Inc. (CMFT), without obtaining pre-clearance from Compliance. Pre-clearance requests should be submitted through the Firm’s compliance portal Approval will generally be granted only during an open trading window. All approved transactions or contributions must be completed by the next market close following the approval, unless explicitly extended or revoked by a Compliance Officer. If the approved transaction is not completed by the close of market trading on the approval date, the Access Person must submit a new pre-clearance request through the Firm’s compliance portal prior to the close of any applicable trading window.
5.Trades by Access Persons Serving on Company Boards
Affiliated companies for which Access Persons serve on the board of directors may permit members of its board of directors to purchase or sell stock based on a predetermined schedule (such as a Rule 10b5- 1 Plan7) that is approved by the company (“Predetermined Schedule”). Personal Securities Trades made in accordance with a Predetermined Schedule by Access Persons who serve on the board of directors of such companies are exempt from the restriction against trading in Securities added to the Restricted List after the adoption of the Predetermined Schedule, however such Predetermined Schedules must be provided to Compliance prior to any transaction conducted pursuant to the relevant Predetermined Schedule. Such transactions are also subject to the reporting requirements set forth in Section B Preclearance and Reporting Requirements. Further, purchases and

21

Page -21- OFS Capital Management Confidential. Do not copy or distribute.

sales of Securities by such company’s directors during an established trading window may be permitted with prior notice to, and at the discretion of, a Compliance Officer.
6.No Personal Trades Through OFS Adviser’s Traders
No Personal Securities Trades may be effected through OFS Adviser’s trading personnel.
7.Use of Brokerage for Personal or Family Benefit
No Access Person may, for direct or indirect personal or a Related Persons benefit, execute a trade with a broker by using the influence (actual or implied) of OFS Adviser or any Access Person’s influence (actual or implied) with OFS Adviser.
8.Short Sale Transactions
No Access Person or Related Person may enter into a short sale transaction or any transaction that has the same economic effect (e.g., inverse single stock ETF, short common stock, purchase a put option or sell a naked call option) on any Security of an issuer for which a position is held long by an Advisory Client. Before Access Persons or their Related Person makes a short sale transaction, the Access Person must submit a pre-clearance request through the Fim’s compliance portal to engage in a short transaction on a Security.
9.Acquiring Five (5) Percent or more of a Publicly Traded Company
Access Persons are required to report to a Compliance Officer, via the Firm’s compliance portal, any ownership exceeding 5% of a class of equity securities of a publicly traded company that they or their Related Persons or Family Members have a beneficial interest in.

7 A Rule 10b5-1 plan is a written plan for trading Securities that is designed in accordance with Rule 105-1(c). Any person executing pre-planned transactions pursuant to a Rule 10b5-1 plan that was established in good faith at a time when that person was unaware of material nonpublic information has an affirmative defense against accusations of insider trading, even if actual trades made pursuant to the plan are executed at a time when the individual may be aware of material nonpublic information.

22

Page -22- OFS Capital Management Confidential. Do not copy or distribute.

D.REQUIREMENTS OF OFS FUNDS DISINTERESTED DIRECTORS
The Recordkeeping, Reporting, and Statement of Restrictions provisions listed above (except those in Section II(C)(5-6) do not apply to any OFS Fund Director who is not an interested person of any OFS Fund within the meaning of Section 2(a)(19) of the Company Act (“Disinterested Directors”) of each of the OFS Funds, except as the following describes. A Disinterested Director need only report a transaction if, at the time of a Personal Securities Trade in a Reportable Security, the Disinterested Director knew, or, in the ordinary course of fulfilling his or her duties as a director, should have known that during the fifteen (15) day period immediately preceding or after the date of the transaction, their OFS Fund purchased or sold the Security or the Security was Being Considered for Purchase or Sale by their OFS Fund or OFS Adviser..

23

Page -23- OFS Capital Management Confidential. Do not copy or distribute.

III.INSIDE INFORMATION POLICY

A.INTRODUCTION
The prohibitions against insider trading set forth in the federal securities laws play an essential role in maintaining the fairness, health, and integrity of our markets. These laws also establish fundamental standards of business conduct that govern our daily activities and help to ensure that Advisory Client’s trust and confidence are not compromised in any way. Consistent with these principles, OFS Adviser forbids any Supervised Person from (i) trading Securities for the Firm, any Advisory Client or any account in which a Supervised Person has a Beneficial Interest, if that Supervised Person is “aware” of material and nonpublic information (“MNPI” or “Inside Information”) concerning an issuer; or (ii) communicating MNPI to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to all Supervised Persons, and extends to activities within and outside of each Supervised Person’s duties at OFS Adviser or with any OFS Fund.
The term “insider trading” is not specifically defined under the federal securities laws (most guidance in this area can be found under case law and related judicial decisions), but generally is used to refer to improper trading in Securities8 on the basis of MNPI (whether or not the person trading is an insider). A person is generally deemed to trade “on the basis of MNPI if that person is aware of MNPI when making the purchase or sale, regardless of whether the person specifically relied on the information in making an investment decision. It is generally understood that the law prohibits trading by an insider on the basis of MNPI about the Security or issuer. To be held liable under the law, the person trading generally must violate a duty of trust or confidence owed directly, indirectly or derivatively to the issuer of that Security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information (e.g., an employer). The law also prohibits the communication of inside information to others and provides for penalties and punitive damages against the “tipper” even if he or she does not gain personally from the improper trading.

8 OFS Adviser often transacts in syndicated or other loan interests on the basis of information that is not available to other members of the syndicate, or to the public in general; however, for the limited purpose of this policy, “Securities” (as defined in the Exchange Act) do not include such loan interests or other “evidences of indebtedness.” If you are uncertain as to whether a particular investment is a “security” for purposes of this policy, contact the Legal/Compliance Department

24

Page -24- OFS Capital Management Confidential. Do not copy or distribute.

B.KEY TERMS
1.What is a “Security”?
The Exchange Act, which covers insider trading, defines “Security” very broadly to include most types of financial instruments,9 except bank debt10. There may be instances where Supervised Persons receive information about such investments that is not generally known by other institutional investors - even those institutional investors who may be similarly situated (e.g., lenders that are privy to nonpublic information and have access to bank-level information or primary lender meetings). Although trading in “non-security” investments on the basis of nonpublic information is not prohibited by federal securities laws, such trading may be prohibited by fiduciary obligations, other federal or state statutes, or contractual obligations such as confidentiality agreements11. In situations where OFS Adviser has access to MNPI to which other potential investors/counterparties may not have access, Supervised Persons should consult with a Compliance Officer or Senior Management, as appropriate, as to whether a proposed purchase or sale of an investment should be made, and, if made, should include the use of a “Big Boy” letter (see the Firm’s Confidentiality Policy), a confidentiality agreement (see the Firm’s Confidentiality Policy), or, if the investment is a syndicated loan, the execution by OFS Adviser of the standard LSTA form, which includes disclosure concerning the possibility of access to such information. In addition, even if trading in a “non-security” investment is permissible because the above standards are met, Supervised Persons are still prohibited from trading in any Securities issued by the relevant borrower, either for an Advisory Client or themselves, if the information obtained would be material with respect to the Securities transaction. This would also include indirect participation in such a transaction; for example, by participating in an Investment Committee meeting in which a decision regarding such Securities was being considered.
2.Who is an Insider?
The concept of an “insider” is broad. It includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special
9For purposes of the Inside Information Policy, “Security” means any note, stock, treasury stock, security feature, security-based swap, bond, debenture, certificate of interest or participation in any profit-sharing agreement or in any oil, gas, or other mineral royalty or lease, any collateral- trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any instrument commonly known as a “security”; or any certificate of interest or participation in, temporary or interim certificate for, receipt for, or warrant or right to subscribe to or purchase, any of the foregoing; but shall not include currency or any note, draft, bill of exchange, or banker's acceptance which has a maturity at the time of issuance of not exceeding nine months, exclusive of days of grace, or any renewal thereof the maturity of which is likewise limited.
10Note that, for most purposes, evidences of indebtedness are treated as “securities” for securities law purposes; insider trading prohibitions are an exception to this general rule.
11The Compliance Department maintains the Private Company List and Advisory Clients may not transact in these investments unless an exception to the prohibition from trading a security on the Private Company List has been granted by the CCO or his or her designee. Please refer to the Confidentiality Policy for more information.

25

Page -25- OFS Capital Management Confidential. Do not copy or distribute.

confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, investment advisers (such as OFS Adviser) and the employees of such organizations. OFS Adviser may become a temporary insider by signing a confidentiality agreement or by accessing material nonpublic information of a public issuer via a private electronic workspace.
3.What is Material Information?
Trading on inside information is not a basis for liability unless the information is deemed material. “Material” information generally is defined as information with respect to which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that could reasonably be expected to have a substantial effect on the price of a company’s Securities.
Among other things, the following types of information are generally regarded as “material”:
▪dividend or earnings announcements
▪write-downs or write-offs of assets
▪additions to reserves for bad debts or contingent liabilities
▪expansion or curtailment of company or major division operations
▪merger, joint venture announcements
▪new product/service/marketing announcements
▪new supplier/manufacturing/production announcements
▪material charge/impairment announcements
▪senior management changes
▪changes in control
▪material restatement of previously issued financial statements
▪discovery or research developments
▪criminal indictments and civil and government investigations, litigations and/or settlements
▪pending labor disputes
▪debt service or liquidity problems
▪bankruptcy or insolvency problems
▪tender offers, stock repurchase plans, etc.
▪recapitalizations
Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 18 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a Security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

26

Page -26- OFS Capital Management Confidential. Do not copy or distribute.

4.What is Nonpublic Information?
Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, or other publications of general circulation would be considered public. Supervised Persons should seek specific guidance from a Compliance Officer in situations where information concerning an issuer or its affiliated entities (e.g., subsidiaries) may not have been made available to the investment community generally but was made available to a group of institutional investors.
5.Contacts with Companies
From time to time, Supervised Persons may meet with members of senior management at publicly-traded companies associated with an investment/deal or a prospective investment/deal. OFS Adviser may make investment decisions on the basis of the Firm’s conclusions formed through such contacts and analysis of publicly-available information regarding foreign and U.S. companies. Difficult legal issues arise when, during these contacts, a Supervised Person becomes aware of MNPI about those companies. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to a Supervised Person, a broker, or a securities analyst, or if an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, Supervised Persons should immediately contact a Compliance Officer if he or she believes that he or she may have received MNPI about a publicly traded company.
6.Tender Offers
Tender offers raise heightened concerns in the law of insider trading for two reasons. First, tender offer activity often produces gyrations in the price of the target company’s Securities. Trading during this period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of MNPI regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons should exercise caution any time they become aware of nonpublic information relating to a tender offer.
7.Shadow Trading
Shadow Trading occurs when a Supervised Person possesses MNPI regarding a company and trades in the securities of another company that is “economically linked” to the company for which that Supervised Person has MNPI. “Economically Linked” is the concept that MNPI about one issuer could likely affect the price of the securities of another issuer due to being in the same sector, employing the same service providers, being subject to the same cybersecurity failings, etc. that are in the same sector or subsector in predictable ways. An SEC insider trading case claiming a defendant engaged in impermissible insider trading through shadow trading was upheld in a court case in April 2024, see SEC v. Matthew Panuwat. Supervised Persons should be aware that the SEC considers

27

Page -27- OFS Capital Management Confidential. Do not copy or distribute.

shadow trading to be insider trading and ensure they do not engage in transactions in “economically linked” securities while in possession of MNPI about a different, closely correlated issuer (securities of companies in the same industry). For example, a Supervised Person obtains MNPI regarding Southwest Airlines’ discovery of a significant defect in its Boeing 737 planes, which is expected to cause its stock price to decline once that news is made available to the public. The Supervised Person then uses that information to short Alaska Airlines’ stock, as Alaska Airlines also primarily utilizes Boeing 737’s in their fleet and its stock is likely to be affected in the same way as they are in the same industry and “economically linked”.
8.Penalties for Insider Trading
Penalties for trading on or inappropriately communicating MNPI are severe, both for the individuals involved and their employers. A person can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violations. Penalties include:
▪civil injunctions;
▪disgorgement of profits;
▪punitive damages (i.e., fines for the person who committed the violation of up to three (3) times the profit gained, or loss avoided, irrespective of whether the person actually benefited personally);
▪felony convictions which include possible jail sentences; and
▪fines and sanctions against the employer or other controlling person.

C.INSIDER TRADING PROCEDURES
The following procedures have been established to assist Supervised Persons in avoiding insider trading, and to aid OFS Adviser in preventing, detecting, and imposing sanctions for insider trading. The following procedures should be read in conjunction with other policies set forth in this Code, and in the Compliance Policies.
1.Identifying MNPI
Before trading in the Securities of a company about which they may have potential MNPI, Supervised Persons should ask themselves the following questions:
▪Is the information material? Is this information that an investor would consider important in making his or her investment decisions (e.g., whether the investor should buy, sell, or hold a Security)? Is this information that would substantially affect the market price of the Securities if generally disclosed?

28

Page -28- OFS Capital Management Confidential. Do not copy or distribute.

▪Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, Bloomberg, or other publications of general circulation? Remember that information that has been communicated to a relatively large group of sophisticated investors does not by itself mean that the information is public (e.g., large group of potential bank debt investors during an invitation only meeting).
2.Restricting Access to MNPI
Care should be taken so that MNPI is secure. For example, files containing MNPI should be sealed or locked; access to computer files containing MNPI should be restricted. As a general matter, materials containing such information should not be removed from the Firm’s premises and, if they are, appropriate measures should be maintained to protect the materials from loss or disclosure. Among other things, Supervised Persons should:
▪distribute materials containing MNPI only on a need-to-know” basis;
▪take care so that telephone conversations cannot be overheard when discussing matters involving MNPI (e.g., speaker telephones should generally be used in a way so that outsiders who might be in OFS Advisers’ offices are not inadvertently exposed to this information);
▪limit access to offices and conference rooms when these rooms contain MNPI; and
▪not leave materials containing MNPI displayed on the computer screen when they leave their computers unattended.
3.Review and Dissemination of Certain Investment Related Information
As part of its consideration of certain investments, including in certain types of “non-Securities” (e.g., bank debt instruments), the Firm may enter into confidentiality agreements with third parties (e.g., issuers, sponsors, syndicate members or other lenders) that could have implications for the Firm’s compliance with federal securities laws. Those agreements may sometimes contain so-called “stand- still” provisions, which specifically restrict the Firm’s activity in Securities of identified issuers, but more typically simply raise the possibility that nonpublic information may be disclosed to the recipient and seek the receiving party’s acknowledgment of that understanding and agreement not to disclose any MNPI transmitted. The procedures for executing confidentiality agreements are set forth in the Firm’s Confidentiality Policy. Many potential counterparties or their agents specifically require that potential investors sign a confidentiality agreement before they will be provided access to investment- related information. Because of the importance of our policies regarding access to and use of confidential information, confidentiality agreements may only be reviewed, negotiated, and executed as set forth in the Firm’s Confidentiality Policy.

29

Page -29- OFS Capital Management Confidential. Do not copy or distribute.

4.Determination of Materiality
Given the unique asset classes in which OFS Adviser typically invests, Supervised Persons may receive detailed information about a Security that may not be otherwise readily available to the investing public. The issue of “materiality” and the ultimate determination as to whether the information provided rises to the level of MNPI should not be made independently by a Supervised Person. Rather, the employee should contact the Compliance Department to conduct a materiality assessment and an informed determination may be made. Unless otherwise determined by the Compliance Department, in consultation with investment staff and outside legal counsel, as appropriate, information received about a publicly-traded Security that is not readily available to the investing public shall be deemed to be and treated as material.
5.Use of Expert Networks
While it is permissible to utilize Expert Networks, which provide information, advice, analysis, market expertise or industry experience for use in the due diligence process of a potential investment, formulating investment views or on-going oversight of current investments, OFS Adviser must be particularly sensitive about the information that these Expert Networks provide. Accordingly, OFS Adviser has adopted an Expert Network Policy which governs the contact and interaction with Expert Networks, and requires Supervised Persons to obtain preapproval from the Compliance Department before engaging an Expert Network. OFS Adviser’s Expert Network Policy is hereby incorporated into this Code by reference. Those Supervised Person who have been approved to use Expert Networks are required to fully comply with all policies, procedures, certifications and training requirements associated with the Expert Network Policy, and any instance of non-compliance will likely constitute a violation of the Code.
6.Value-Added Investors
Certain investors, who are affiliated with public companies, can pose additional risk for Supervised Persons’ exposure to MNPI. The SEC has coined the term “value-added investors” (“VAIs”) to refer to these types of investors. VAIs are investors with whom OFS Advisor has direct contact (i.e., those investors of OFS Advisory Clients with whom OFS Advisor has ongoing relationships and not investors who interact with OFS Advisor for “one off” purposes) and are:
•Public company executives, officers, directors, or corporate insiders who may possess or have access to MNPI due to their position; and
•Executives, principals or portfolio managers at investment firms such as hedge funds, investment advisers, broker-dealers, or investment banks who may possess or have access to MNPI due to the nature of their position.
The Compliance Department maintains a VAI List. Certain OFS Supervised Persons who are responsible for interfacing with VAIs (“OFS VAI Contacts”) will promptly contact the Compliance Department if they become aware of a VAI and/or provide updates to the VAI List and attest to their compliance with the VAI policy on a quarterly basis. The Compliance Department will assess the

30

Page -30- OFS Capital Management Confidential. Do not copy or distribute.

names on the VAI List and request additional information, as necessary, and add those issuers identified as associated with a VAI to the Watch List, as appropriate.
If you become aware of a current or prospective investor that could be considered a VAI or have questions regarding this policy, please contact the Compliance Department.

31

Page -31- OFS Capital Management Confidential. Do not copy or distribute.

IV.GIFTS, ENTERTAINMENT AND POLITICAL ACTIVITIES
A.INTRODUCTION
OFS Adviser attempts to minimize any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised.
B.GIFTS AND ENTERTAINMENT POLICY
One possible area of fiduciary concern relates to providing or receiving meals, gifts, entertainment or anything of value from third parties with which OFS Adviser or its Advisory Clients do business, including each OFS Fund, joint business partners, service providers and current and prospective clients (collectively “Outside Parties” and each an “Outside Party”).
Supervised Persons are prohibited from soliciting anything of value from Outside Parties. Further, no Supervised Person may give or receive any gift, meal or entertainment that could or is intended to influence decision-making or to make a person beholden, in any way, to another person or company that seeks to do or is currently doing business with the Firm or its Advisory Clients. Lavish or luxurious gifts and entertainment, and gifts and entertainment that are received or provided on a frequent basis, are generally deemed to meet this standard and, unless a Compliance Officer indicates otherwise, are prohibited. In addition, depending upon a Supervised Person’s responsibilities, specific regulatory requirements may dictate the types and extent of gifts and entertainment that Supervised Persons may give or receive. The Firm is committed to competing solely on the merit of its products and services, and Supervised Persons should avoid any actions that create a perception that favorable treatment of Outside Parties by the Firm was sought, received or given in exchange for a particular decision or action.
1.Business Meals
Generally, Supervised Persons may share food and beverages (meals) with Outside Parties in the ordinary course of business. Meals received by Supervised Persons from Outside Parties should not exceed $250 per person per meal, unless preapproved by Compliance. Meals provided by Supervised Persons to Outside Parties are generally permissible and should also not exceed $250 per person per meal, unless preapproved by Compliance. No food or beverage should be provided to Public Officials without preclearance and preapproval by Compliance.

32

Page -32- OFS Capital Management Confidential. Do not copy or distribute.

2.Providing Business Gifts
Any Supervised Person who offers a gift to an Outside Party must be sure that it cannot reasonably be interpreted as an attempt to gain an unfair business advantage or otherwise reflect negatively upon the Firm. In addition, a Supervised Person may never use personal funds or resources to do something that cannot be done with Firm resources. A gift may include any services or merchandise of any kind or discounts on merchandise or services and other items of value. Generally, Supervised Persons are prohibited from giving gifts of cash, cash equivalents (such as gift cards and gift certificates) and securities to Outside Parties. This policy does not prohibit the provision of occasional or nominal non-cash gift items, such as holiday gifts, to Outside Parties so long as the amount provided by a Supervised Person to any one recipient over a calendar year does not exceed $250. Once the aggregate amount proposed to be provided by a Supervised Person to any one recipient during one calendar year exceeds $250, that Supervised Person must submit a preclearance request and obtain preapproval via the Firm’s compliance portal. Further, anything of value (e.g., meals, beverages, gifts, and entertainment) to be provided to Public Officials requires preclearance approval via the Firm’s compliance portal.
The Compliance Department shall periodically review gifts provided for compliance with this Code as part of quarterly expense reimbursement review process.
If you are unsure of OFS Adviser’s policy with respect to providing gifts in any circumstance, you should consult with a Compliance Officer.
3.Receiving Business Gifts
No Supervised Person should obtain any material personal benefits or favors because of his or her position with the Firm. Each Supervised Person’s decisions on behalf of the Firm must be free from undue influence. Soliciting gifts from Outside Parties is strictly prohibited. A gift may include any services or merchandise of any kind or discounts on merchandise or services and other items of value. Supervised Persons are prohibited from receiving gifts of cash, cash equivalents (such as gift cards and gift certificates) and securities from Outside Parties. This policy does not prohibit the receipt of occasional or nominal non-cash gift items, such as holiday gifts, so long as the amount received by a Supervised Person from any one source over a calendar year does not exceed $250. Any gift that will cause the total received by that Supervised Person from a single source to exceed $250 for the calendar year, and any additional gift thereafter received during the calendar year, requires preclearance by a Compliance Officer. Also, one of the following actions will generally be required: return the gift, donate the gift to charity or to OFS for a corporate raffle or keep the gift and write a check to charity for the difference between the fair market value of the gift and $250. Such requests should be submitted via the Firm’s compliance portal.

33

Page -33- OFS Capital Management Confidential. Do not copy or distribute.

Gifts in any amount received by a Supervised Person from an Outside Party, except for gifts of nominal value (such as logo items, including pens, notepads, coffee mugs and baseball caps) must be disclosed in the Firm’s compliance portal at the time of receipt.
4.Entertainment
The gift policies above are not intended to prohibit the acceptance or provision of non- extravagant entertainment that facilitates the handling of the Firm’s business. Business entertainment (e.g., concerts, exhibitions or sporting events, where the person providing the entertainment is present), that is not frequent or “lavish” and does not influence the selection of vendors or other Outside Parties, is acceptable. Entertainment received by a Supervised Person where the outside party providing the entertainment is not in attendance is considered a “gift.” From time to time, an employee may have the opportunity to invite a guest to a business entertainment event hosted by an Outside Party – the guest’s ticket is considered as a “gift” for purposes of this policy. Business meals are not considered entertainment for purposes of this Policy (see Section IV.B. 1. “Business Meals” above for additional information).
No Supervised Person may provide or accept extravagant or excessive entertainment to or from an Outside Party. Any entertainment that a Supervised Person reasonably expects to exceed $1,000 in market value per person must be pre-approved by a Compliance Officer. Also, if the entertainment provided by the Supervised Person is part of an entertainment program (e.g., purchasing season box seats, where multiple events are scheduled over multiple dates, for multiple Outside Parties), and although the market value per person may be below the $1000 limit, these programs must also be approved in advance by a Compliance Officer. Further, entertainment of any value to be provided to Public Officials requires pre-approval from a Compliance Officer. Such requests should be submitted via the Firm’s compliance portal.
A Supervised Person receiving entertainment in an amount less than the $1,000 limit must disclose the entertainment via the Firm’s compliance portal. The disclosure should be made no later than 30 calendar days of the date of participating in such event.
5.Travel and Lodging
Supervised Persons may occasionally be invited to conferences or other events by Outside Parties, which include an offer of travel and/or lodging. Employees must contact a Compliance Officer to obtain approval prior to accepting the travel and/or lodging. Requests to accept travel or lodging that appear to be extravagant or frequent in nature will generally be prohibited.
6.Giving Gifts, Entertainment and Meals to Public Officials
Specific requirements and restrictions apply regarding the offering of meals, gifts and entertainment (including any food and beverages) to Public Officials and can vary depending on the governmental branch/body, state, or other jurisdiction. For example, many government pension plans

34

Page -34- OFS Capital Management Confidential. Do not copy or distribute.

place strict limits on the value of any meal provided by a service provider, such as the Firm, to the pension plans’ employees. Certain jurisdictions even ban service providers from providing anything of value to their public employees, including promotional items of nominal value. Penalties for violating these gift laws can range from monetary fines to disqualification from RFP participation and rescindment of existing investment mandates. Private unions are subject to Department of Labor gift rules and regulations and service providers, such as the Firm, must comply with prescribed limits and reporting requirements when providing gifts and entertainment (including any food and beverages) to union employees. Accordingly, it is against Firm policy to offer or give gifts, entertainment (including any food and beverages), or anything of value to Public Officials or union officials or employees unless the regulations applicable to that individual permit acceptance of such items. Further, Supervised Persons are required to obtain preclearance from a Compliance Officer to offer or give anything of value, including nominal items or snacks, to Public Officials or union officials or employees. Such requests for prior approval should be submitted via the Firm’s compliance portal.
If you plan to contact a Public Official for the first time in order to solicit business or to request that any action or decision be made by a Public Official or its affiliated public body, you may need to register as a lobbyist. Many states and other local jurisdictions have enacted lobbying laws that can vary in how they define “lobbying” and registration as a “lobbyist” is required. Further, in the event that you are required to register as a lobbyist, you will likely be subject to lower gift and entertainment limits. Accordingly, you should contact Compliance for further guidance prior to initial contact with Public Officials.
If you are unsure of applicable laws, rules, and regulations with respect to providing gifts, meals and entertainment (including any food or beverages) to Public Officials or union official or employees in any circumstance, you should consult with a Compliance Officer.
7.Receiving Gifts or Entertainment from Traders or Brokers/Agent Bank Employees
Traders or other investment professionals with the ability to influence the selection of brokers/agent banks with respect to trading in Securities and broadly syndicated loans are prohibited from receiving meals over $250 and gifts or entertainment of any value from an employee of such broker/agent bank without submitting a preclearance request and receiving preapproval from Compliance. Such request for pre-approval should be submitted via the Firm’s compliance portal.
8.Charitable Contributions
The following charitable contributions require preclearance by a Compliance Officer:
8.1Charitable contributions by OFS Advisers and/or its affiliated operating entities.
Such contributions may be permissible only with the approval of Senior Management and

35

Page -35- OFS Capital Management Confidential. Do not copy or distribute.

requested through the Firm’s compliance portal. The Compliance Officer will consult with Senior Management if such requests are not initiated by a member of Senior Management.
8.2Charitable contributions by OFS Funds, separately managed accounts and investment vehicles.
Such contributions generally must, at a minimum: (1) provide a direct benefit to the contributing entity; (2) require the preliminary approval of the Senior Managing Director; and (3) be consistent with the contributing entity’s governing documents. If the proposed contribution amount exceeds the entity’s applicable budget, a member of Senior Management must also approve the contribution prior to submitting a preclearance request through the Firm’s compliance portal.
8.3Charitable contributions by an employee, at the request or for the benefit of a Public Official or a Public Official’s immediate family member or close associate.
Such contributions may be permissible only if the Compliance Officer can reasonably conclude that the contribution is lawful, ethical and in compliance with the policies and standards under this Code.
In all cases, unless an exception has been granted by a Compliance Officer, the beneficiary of the contribution must be an organization formed under section 501(c)(3) of the U.S. Internal Revenue Code or is otherwise operating exclusively as a non-profit civic charity that is not involved in any political or lobbying activity. Further, such contributions should never be used as bribes (i.e., to improperly influence or reward any action or decision for OFS’s benefit).
C.POLITICAL ACTIVITY POLICY
1.Introduction
The SEC, along with certain states, municipalities and public pension plans, have adopted regulations limiting or completely disqualifying investment advisers from providing services to, or accepting placements from, a government entity if certain political contributions12 are made or solicited13 by the Firm, certain of its Supervised Persons, or, in some instances, a Supervised Person’s Related Persons. Under these “pay to play” regulations, a single prohibited political contribution to a candidate or officeholder, political party, political action committee or other political organization at
12Contributions include cash, checks, gifts, subscriptions, loans, advances, deposits of money, “in kind” contributions (e.g., the provision of free professional services) or anything else of value provided for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election.
13Solicitation of contributions encompasses any fundraising activity on behalf of a candidate, campaign or political organization, including direct solicitation, hosting of events and/or aggregating, coordinating or “bundling” the contributions of others.

36

Page -36- OFS Capital Management Confidential. Do not copy or distribute.

practically every level of government (including local, state and federal) may preclude the Firm from providing services to, or accepting placements from, the applicable government entity and may compel the firm to repay compensation received by the Firm for with such services or placements.
OFS Adviser and its Affiliates (other than natural persons, as provided below) generally do not make or solicit contributions in any amount to any federal, state, county or local political campaign, candidate or officeholder, or any political organization (e.g., political party committee and political action committee (“PAC”)). As such, Supervised Persons are prohibited from making or soliciting contributions in the name of or on behalf of OFS Advisers and/or its Affiliates unless otherwise approved by the Compliance Department and a member of Senior Management.
No Supervised Person of the Firm or his/her Related Persons may engage in any Political Activity for any federal, state, county, or local political campaign, candidate or officeholder, or any political organizations (e.g., political party committee, political action committee), without the prior written approval of a Compliance Officer. Such requests should be submitted via the Firm’s compliance portal. “Political Activity” for the purpose of this Policy is defined as monetary or in-kind campaign contributions to, or for the benefit of, any government official, candidate running for office, political party or legislative leadership, politically active non-profit, ballot measure committee or PAC as well as the solicitation and coordination of campaign contributions. Volunteering for a campaign that does not include solicitation or coordination of campaign contributions does not require pre- approval.
A Supervised Person and their Related Persons wishing to engage in a Political Activity must submit a Political Activity pre-clearance request on behalf of the Supervised Person (or his or her Related Person) through the Firm’s compliance portal prior to engaging in Political Activity, and such submission must include all pertinent information related to the proposed activity, including, but not limited to, the individual wishing to contribute, amount of the contribution, the name of the intended recipient, the nature of the recipient’s candidacy, whether the proposed recipient holds an existing political office (whether local, state or federal), and whether the Supervised Person (or his or her Related Person, where applicable) is legally entitled to vote for the proposed recipient. Because of the serious nature of the sanctions applicable to a pay to play violation, requests to engage in Political Activity for candidates seeking election to state and local offices will generally be limited, depending on whether a Supervised Person is legally entitled to vote for the candidate. As such, requests to donate to state or local candidates and officials may be approved up to $350, where the Supervised Person is legally entitled to vote for the candidate, and is limited to $150 or less, where a Supervised Person is not legally entitled to vote for the candidate or where the relevant jurisdiction imposes more restrictive limits. Once approved, Supervised Persons and/or their Related Persons (as applicable) must make the contribution within 60 days of the approval date, unless otherwise noted by Compliance. If the Political Activity is not completed within this time frame, a new preclearance request must be submitted. In addition, if the proposed Political Activity is a monetary contribution, Supervised Persons are responsible for ensuring that the contribution is made solely towards the political campaign or candidate for which it is approved.

37

Page -37- OFS Capital Management Confidential. Do not copy or distribute.

The Firm expects that every Supervised Person will explain the importance of compliance with this policy to his/her Related Persons, and ensure their clear understanding of the obligation to follow these requirements. Moreover, the applicable laws in this area are complex and a trap for the unwary - no Supervised Person should attempt to decide for himself or herself whether a Political Activity is prohibited or permissible. Supervised Persons are responsible for complying with and tracking their own Political Activity limits.
2.Indirect Violations
The pay to play laws also prohibit actions taken indirectly that the Firm or its Supervised Persons could not take directly without violating the law. For example, it is improper and unlawful to provide funds to a third party (such as a consultant or attorney) with the understanding that the third party will use such funds to make an otherwise prohibited contribution. Such indirect violations may trigger disqualification of the Firm from receiving compensation and result in other sanctions, including possible criminal penalties. If any Supervised Person learns of facts and circumstances suggesting a possible indirect violation, that Supervised Person must report such facts and circumstances to a Compliance Officer immediately.
3.Periodic Disclosure
In order to ensure compliance with this policy, every Supervised Person must submit via the Firm’s compliance portal, a disclosure and certification setting forth all Political Activity by the Supervised Person and his/her Related Persons for the previous two (2) years or confirming that no such contributions have been made, prior to and at commencement of employment and/or first becoming a Supervised Person. Supervised Persons are also required to disclose and certify all Political Activity in which they or their Related Persons have engaged on a quarterly basis.

38

Page -38- OFS Capital Management Confidential. Do not copy or distribute.

V.OUTSIDE AFFILIATIONS POLICY
A.OUTSIDE BUSINESS ACTIVITIES
From time to time, Supervised Persons may be asked and/or desire to own, work for or serve as a general partner, managing member, principal, proprietor, consultant, agent, representative, or employees of an outside organization for or without compensation, all of which are considered “Outside Business Activities”. These organizations may include, but are not limited to, public or private corporations, limited and general partnerships, family offices, endowments, and foundations.
In addition, Outside Business Activities may include a Supervised Person’s personal publications regarding credit investments or a Supervised Person’s personal use of social media for actual or intended monetary benefit. Examples of such publications or social media include, but are not limited to, printed articles, weblogs, video logs, You Tube, X, Instagram and TikTok.
Outside Business Activities may, however, create potential conflicts of interest and/or provide access to MNPI. In order for the Compliance Department to address these potential issues, Supervised Persons must obtain prior approval from their supervisor and a Compliance Officer to engage in Outside Business Activities. Approval should be requested through the Firm’s compliance portal.
Prior approval is generally not required to assume positions with charitable and other non- profit organizations or civic and trade associations. However, if your responsibilities will include the provision of investment advice, such as participation on the investment committee of a non-profit organization, or the organization is a client or business partner of the Firm or its Affiliates, you must obtain prior approval from your supervisor and a Compliance Officer.
B.DIRECTOR AND OFFICER POSITIONS
In other instances, Supervised Persons may be asked or desire to serve as a director, trustee or officer, with or without compensation, for organizations unaffiliated with the Firm and its Affiliates (“Outside Director and Officer Positions”). Separately, Supervised Persons may be asked to serve as a director or officer, with or without compensation, for organizations that are affiliated with the Firm, or its Affiliates (“Affiliated Director and Officer Positions”).
As a prospective board member, trustee or officer, it is critical that you coordinate with the Compliance Department to ensure that potential conflicts of interest are addressed and special measures are taken to handle and maintain the confidentiality of any information that you may obtain in your new position.
1.Outside Director and Officer Positions
As such, in the event that you wish to assume an Outside Director and Officer Position, you must obtain prior approval from your supervisor and a Compliance Officer. Outside Director and Officer Positions will be approved only if any associated conflicts of interest and risks,

39

Page -39- OFS Capital Management Confidential. Do not copy or distribute.

actual or apparent, can be satisfactorily mitigated or resolved. Please note, however, you are not required to seek pre-approval or provide disclosure to serve as a board member or officer of a personal residential organization, such as a homeowner’s association or coop board, or an entity formed for personal estate planning purposes.
2.Affiliated Positions
If you are assuming an Affiliated Director and Officer Position, you must only disclose your new position to the Compliance Department and in a timely manner. However, you are not required to pre-clear or disclose director or officer positions with holding companies, or “pass- through” entities affiliated with OFS, the OFS Funds or the OFS Funds’ underlying assets.
Disclosures of Affiliated Director and Officer Positions should be made through the Firms’ compliance portal.
C.EMPLOYEE RELATIONSHIPS
The Firm needs to be aware of relationships maintained by Supervised Persons with third parties that may create the potential for conflicts of interest. The Firm uses this information to assess the need to prohibit certain Supervised Persons from handling matters where such a conflict exists or institute mitigating controls surrounding the levels of business activity or contract negotiations where a relationship posing a conflict has been identified. This may include situations where a Supervised Person’s Related Person or Family Member is: 1) a director, an owner of more than 5% of or a senior management executive of a public company, 2) employed or engaged by a company with which the Firm is conducting or may conduct business, and such Related Person or Family Member is in a position to make decisions with respect to such business or is directly involved with the relationship with the Firm (e.g. a law firm, real estate broker or general contractor), or 3) employed with or serving in an office of a state or local government entity (e.g., city retirement system, state office, public university), in which the Related Person or Family Member has the authority, directly or indirectly, to affect the entity’s current or prospective relationship with the Firm. Such relationships should be disclosed using the Firm’s compliance portal.
For purposes of this Code, “Family Member” means the parents, children, brothers, sisters, aunts, uncles, and in-laws of the Supervised Person regardless of residence, financial dependence, or investment control.

40

Page -40- OFS Capital Management Confidential. Do not copy or distribute.

VI.ANTI-CORRUPTION POLICY
The purpose of the OFS Adviser’s Anti-Corruption Policy is to ensure compliance by the Firm and its employees with applicable anti-bribery laws. As such, the Policy prohibits OFS Adviser employees from offering, promising, paying or providing, or authorizing the promising, paying or providing (in each case, directly or indirectly, including through third parties) of any amount of money or anything of value to any Public Official or Private Sector Counterparty (defined below), including a person actually known to be an immediate family member of such parties, in order to improperly influence or reward any action or decision by such person for the Firm’s benefit.
Neither funds from the Firm nor funds from any other source may be used to make any such payment or gift on behalf of or for the Firm’s benefit.
A.INTERACTION WITH PUBLIC OFFICIALS
The U.S. Foreign Corrupt Practices Act (also referred to as the “FCPA”) is a U.S. federal law that generally prohibits the bribery of foreign officials (also referred to as “Public Officials”), directly or indirectly, by any individual, business entity or employee of any such entity for the purpose of obtaining or retaining business and/or gaining an unfair advantage.
“Public Official”, for purposes of this Policy, includes any person who is employed full- or part-time by a government, or by regional subdivisions of governments, including states, provinces, districts, counties, cities, towns and villages or by independent agencies, state-owned businesses, state- controlled businesses or public academic institutions. This would include, for example, employees of sovereign wealth funds, government-sponsored pension plans (i.e. pension plans for the benefit of government employees), heads of state, lower level employees of state-controlled businesses and government-sponsored university endowments. “Public Official” also includes political party officials and candidates for political office. For example, a campaign contribution is the equivalent of a payment to a Public Official under the FCPA. In certain cases, providing a payment or thing of value to a person actually known to be an immediate family member of a Public Official or a charity associated with a Public Official may be the equivalent of providing a thing of value to the Public Official directly.
Under the FCPA, the employees of public international organizations, such as the African and Asian Development Banks, the European Union, the International Monetary Fund, the United Nations, and the Organization of American States, are considered Public Officials.
In April 2010, the United Kingdom, passed its own anti-bribery law, the Bribery Act 2010 (the “Bribery Act”). However, the law went further than the FCPA, prohibiting not only bribery of “foreign public officials” but also the bribery of private parties. Further, the Bribery Act, unlike the FCPA, prohibits “passive” bribery or the acceptance of bribes, in addition to “active” bribery, or giving a bribe.

41

Page -41- OFS Capital Management Confidential. Do not copy or distribute.

The OFS Adviser Anti-Corruption Policy is applicable to all OFS Adviser employees, regardless of their country of citizenship or residency. Although the FCPA and the Bribery Act are the principal anti-bribery statutes applicable to OFS Adviser and its employees worldwide, OFS Adviser and its employees are also subject to the applicable anti-bribery laws of all jurisdictions in which they do business and any jurisdictions involved in OFS Adviser’s cross-border transactions. OFS Adviser employees who are not U.S. or U.K. citizens or residents may also be subject to anti-bribery laws of their countries of citizenship or residency, as applicable.
Prior to transacting business (including merger and acquisition transactions and the retention of certain third parties) outside the U.S. or U.K., you should consult with the CCO or Chief Legal Officer or local counsel to obtain the applicable policies, requirements and procedures pertinent to complying with the applicable anti-bribery laws of such jurisdictions.
B.INTERACTION WITH PRIVATE SECTOR COUNTERPARTY REPRESENTATIVES
OFS employees should be sensitive to anti-corruption issues in their dealings directly or indirectly, with Private Sector Counterparty Representatives. A Private Sector Counterparty Representative is an owner, employee, or representative of a private entity, such as a partnership or corporation, with which OFS Adviser is conducting or seeking to conduct business. Individuals affiliated with current and prospective clients, joint venture partners and service providers and other third parties in such a capacity are all “Private Sector Counterparty Representatives”.
Bribery concerns may arise in connection with your day-to-day interactions with Private Sector Counterparty Representatives, regarding, for example, the offering of investment opportunities or the solicitation of OFS Adviser business by service providers. It is important to be mindful of the anti- bribery laws and to avoid any action that may give the appearance of bribery in your dealings with such individuals. While you may engage in the exchange of gifts, meals and entertainment with Private Sector Counterparty Representatives in the normal and routine course of business, it is important that you adhere to this Policy and to the Gifts and Entertainment Policy of this Code to avoid running afoul of the anti-corruption laws.
C.RETENTION OF CERTAIN THIRD PARTIES
Payments by OFS Adviser to Third Parties raise special concerns under the FCPA, Bribery Act and any other applicable anti-bribery laws. A “Third Party” is defined as any consultant, investor, joint venture partner, local partner, broker, agent or other third party retained or to be retained by OFS Adviser for purposes of dealing with a Public Official or a Private Sector Counterparty Representative on behalf of OFS Adviser or where the contemplated services are likely to involve business-related interactions with a Public Official or Private Sector Counterparty Representative on behalf of OFS on

42

Page -42- OFS Capital Management Confidential. Do not copy or distribute.

behalf of OFS Adviser or where the contemplated services are likely to involve business-related interactions with a Public Official or Private Sector Counterparty Representative on behalf of OFS Adviser. Because of the risk that a Third Party may seek to secure business for OFS Adviser or its Advisory Clients through violations of the FCPA or Bribery Act and that OFS Adviser or its Advisory Client’s Portfolio Companies may be subject to liability under the FCPA or Bribery Act as a result, any agreement with a Third Party that is engaged to do business with OFS Adviser is subject to specific due diligence and contractual requirements to assure compliance with the Firm’s Anti-Corruption Policy.

D.PRE-APPROVAL, REPORTING, DUE DILIGENCE AND CONTRACTUAL REQUIREMENTS
Unless otherwise authorized by the CCO or a Compliance Officer, you are required to adhere to the following policies and procedures, designed to facilitate your compliance with applicable anti- bribery laws.
You must submit a preclearance request and obtain pre-approval for the following types of expenses and contributions:
•Gifts and entertainment, including food and beverages, travel, or lodging or anything of value provided to a Public Official or a person known to be an immediate family member or guest of a Public Official;
•Charitable contributions made on behalf of OFS Adviser and/or its affiliated operating entities
•Charitable contributions made in an individual capacity or on behalf of OFS Adviser at the request of or for the benefit of a Public Official; and
•Any political contributions.
Preclearance requests should be submitted via the Firm’s compliance portal.

E.REPORTING OBLIGATIONS
On a quarterly basis, you must certify to all previously approved and/or disclosed political contributions, charitable contributions, items to Public Officials and all gifts and entertainment received, as specified above. Certification must be made via the Firm’s compliance portal.

43

Page -43- OFS Capital Management Confidential. Do not copy or distribute.

VII.ACCEPTABLE USE POLICY
OFS’ Acceptable Use Policy is hereby incorporated into this Code by reference. Supervised Persons are required to fully comply with all policies, procedures and certification and training requirements associated with the OFS Acceptable Use Policy, and any instance of non-compliance will likely constitute a violation of this Code. The Acceptable Use Policy is available to all Supervised Persons on the Firm’s public network drive and compliance portal.

44

Page -44- OFS Capital Management Confidential. Do not copy or distribute.

VIII.PERSONAL USE OF FIRM RESOURCES AND RELATIONSHIP POLICY
OFS email and other OFS-sponsored communication mediums (e.g., Skype for Business) (collectively, “OFS communication platforms”) should generally only be used for conducting OFS business. While occasional use of OFS email for personal communications is permissible, Supervised Persons are prohibited from using OFS communication platforms to conduct personal outside business activities (including those involving political, civic or charitable solicitations), which may imply OFS’s sponsorship or endorsement of such activities. Use of OFS stationary for personal correspondence or other personal purposes is strictly prohibited. All communications made via OFS communication platforms are the property of OFS and use of such platforms must comply with the OFS Computer Acceptable Use Policy.
Absent an exemption granted by Human Resources or Compliance, Supervised Persons are prohibited from assigning tasks associated with personal business activities to staff or soliciting assistance for such personal endeavors from staff in a junior role to the requestor.
Further, Supervised Persons are prohibited from leveraging relationships with OFS clients, vendors, and other business contacts (“OFS Contacts”) gained over the course of their employment for personal purposes. Personal purposes include, but are not limited to, charitable and political activities, including solicitation of donations, and the conduct of personal business activities.
OFS reserves the right to search and monitor the computer files of and OFS communication platforms used by any Supervised Persons, without advance notice, for purposes of monitoring compliance with this policy.

45

Page -45- OFS Capital Management Confidential. Do not copy or distribute.

ATTACHMENTS
Whistleblower Information...........................................................................................Attachment A
The listed attachment is also available on OFS Adviser’s public network drive and compliance portal, or from the Compliance Department.

ATTACHMENT A
Whistleblower Hotline Information
Effective whistleblowing mechanisms to mitigate bribery and corruption issues are a key feature in our commitment to a high level of integrity and ethics. As part of our Whistleblower Policy, we have established a third-party confidential hotline, Report It. This hotline enables you and external parties, including our suppliers and vendors, to confidentially, and anonymously if preferred, report (i) any questionable accounting, internal accounting controls or auditing matters; (ii) non-compliance with applicable legal or regulatory requirements or this Code or any suspected violation(s) of our various codes of conduct; (iii) any activity that may adversely affect the Firm’s business or reputation; (iv) any ESG-related concerns or violations; (v) retaliation against employees and other persons who make-in good faith, allegations of (a) questionable accounting, internal accounting controls or auditing matters or (b) non-compliance with applicable legal or regulatory requirements or this Code.
Although we encourage you to report any concerns or problems you may have to your supervisor, there may be times where you may not feel comfortable voicing these concerns or problems to them. If you desire or need to report a violation or misconduct, you can do so by either calling the Report It hotline or by logging into their website. The OFS Report It username and password information is listed below.
•Username: OFS Management
•Password: OFS Management
1.Toll free hotline number: 1-877-778-5463 (1-877-RPT-LINE)
2.Website address: www.reportit.net
a.Click on the Report It Online link
b.Click on the Report It Now button
c.Type the Username/Password under the “Create Report” column
d.Click on the Report It Now button
You will be able to anonymously file a wide variety of reports from questionable accounting or auditing matters or issues with the Code of Ethics through either the website or the toll- free hotline number. Any report that you submit will be handled anonymously by Report It, and your name will not be provided by Report It to any OFS contact should you so choose to remain anonymous. We hope that by implementing this hotline service, you will be able to keep our organization free from fraudulent and unethical accounting/auditing activity while achieving our goal to maintain and conduct our business at the utmost level of professional standards and best practices.

OFS Capital Management Confidential. Do not copy or distribute.

ATTACHMENT B

Automated Investment Plan (AIP) Preclearance Form

Employee Name:	Account Name/Type:

Account Number:	Date of First Investment(s)
mm/dd/yyyy

List Security(ies) in AIP
(for each security indicate
frequency and dollar
amount):

Attestations
☐    I certify that I do not possess material non-public information (“MNPI”) directly related to the Securities of this issuer or indirectly related to another issuer (for example, Securities of an issuer in the same industry) which one may reasonably expect to be material to this investment.

☐    If approved, I certify that I will not make any changes to the existing AIP prior to obtaining preclearance. The preclearance approval is specific to the details outlined above only and any changes to this AIP will require an additional preclearance.

☐    I certify that I will notify Compliance upon termination of this or any other disclosed AIP.